EXHIBIT 99.1

LETTER TO STOCKHOLDERS FROM THE CEO OF GABRIEL TECHNOLOGIES CORPORATION – GEORGE TINGO

Dear Gabriel Stockholders:

Given recent developments regarding Gabriel Technologies Corporation (“Gabriel”), I am providing a second report on recent developments and objectives of the company.

First, and most important, the United States District Court for the Southern District of California ruled on the Motion to Dismiss (“MTD”) filed by the defendants in our lawsuit against Qualcomm Incorporated, SnapTrack, Inc., and Norman Krasner.  Gabriel filed its Second Amended Complaint on September 14, 2009. Defendants’ answer to the Second Amended Complaint is due Monday, September 28, 2009. Copies of the Court’s Order Granting In Part and Denying In Part Defendants’ Motion To Dismiss Plaintiffs’ First Amended Complaint and the Second Amended Complaint are available here (Motion_to_Dismiss.pdf and Second_Complaint.pdf).

Gabriel has also recently raised $300,000 in debt financing, which the company will use to continue to prosecute the Qualcomm lawsuit and to fund operations.

Earlier this month, Gabriel settled with the plaintiff in a lawsuit filed against the company and other parties in the United States District Court for the District of Nebraska styled Hawkins v. Inserra et al., Case No. 8:07-cv-00368-LSC FG3. As part of this settlement, Gabriel took an assignment of the rights and causes of action of the plaintiff against Keith Feilmeier, former Chief Executive Officer of Gabriel. The Company’s goal in this case is to prosecute any viable claims against the remaining defendant, Mr. Feilmeier, to judgment and collection by Gabriel.

As I reported in my previous correspondence, the assets and inventory of Gabriel’s former operating business carried out through its wholly owned subsidiary, Gabriel Technologies, LLC, have been sold, thereby stopping the negative cash flow associated with these operations, and delivering cash to Gabriel Technologies Corporation from the asset sale. I am now considering the possibility of acquiring a mature operating business with positive cash flow in order to make use of the net operating losses maintained by Gabriel and to add additional value to the company. If a mature, viable, and profitable operating business is identified, I will consider presenting such opportunity to the board of directors for purchase consideration.

Lastly, we are now in the process of substituting new counsel in a lawsuit filed by the company against certain former Gabriel officers, directors and third parties.  As part of this process, we are reassessing the case for potential additional defendants and additional causes of action. The company’s goal is to pursue appropriate remedies to the extent that stock, cash or other company assets may have been delivered without adequate consideration or may have otherwise been unlawfully transferred to the detriment of Gabriel and its stockholders. The board of directors intends to identify any and all wrongdoing by defendants identified for which recovery can be made, and to prosecute this action vigorously and expediently.

As mentioned in my initial letter posted to this website, as future developments occur, I intend to continue to communicate with our stockholders via letters like this one.

Sincerely,

George Tingo
Gabriel Technologies Corporation
CEO and Chairman